Cooper Standard Reports Second Quarter Results and
Announces Significant New FortrexTM Technology Agreement

NOVI, Mich., August 1, 2019 -- Cooper-Standard Holdings Inc. (NYSE: CPS) today reported results for the second quarter 2019.

Second Quarter 2019 Summary

•	Sales totaled $764.8 million

•	Net income of $145.3 million or $8.36 per diluted share

•	Adjusted EBITDA of $58.1 million or 7.6 percent of sales

•	Adjusted net income of $5.4 million or $0.31 per diluted share

•	Contract awards related to innovation products for annualized sales of $171 million

•	Significant new FortrexTM technology agreement signed subsequent to quarter end

“Our results for the quarter were once again negatively impacted by continuing weak production volume and mix in China and Europe, as well as the slower than expected ramp up of an important new vehicle platform in North America,” said Jeffrey Edwards, chairman and CEO, Cooper Standard. “Looking ahead, we expect these challenging market dynamics to continue at least through the end of the year, and we have revised our full-year outlook accordingly.

“We are working to mitigate these headwinds as much as possible by accelerating planned restructuring and further streamlining the business under our global management structure,” Edwards added. “We expect these actions will help us to improve our overall efficiency in the near-term and better position the Company for long-term profitable growth. We remain on track with our new program launches, cost reduction initiatives and the strategic diversification of our business.”

Consolidated Results

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(dollar amounts in millions except per share amounts)
Sales	$764.8	$928.3	$1,644.8	$1,895.7
Net income	$145.3	$41.9	$141.8	$98.7
Adjusted net income	$5.4	$50.3	$17.2	$114.1
Earnings per diluted share	$8.36	$2.28	$8.11	$5.36
Adjusted earnings per diluted share	$0.31	$2.74	$0.99	$6.19
Adjusted EBITDA	$58.1	$107.9	$124.5	$230.5

The year-over-year change in second quarter sales was primarily attributable to the sale of the Company's Anti-Vibration Systems (AVS) business, unfavorable volume and mix, and foreign exchange.

Net income for the second quarter 2019 included a $189.9 million gain on the sale of the AVS business, certain project costs related to acquisitions and divestitures, and restructuring charges related to headcount reduction actions. Adjusted net income, which excludes these items and their related tax impact, declined in the second quarter 2019 compared to the prior year due largely to unfavorable volume and mix, general inflation, customer price adjustments and higher material costs, partially offset by operating efficiencies and other cost saving initiatives.

Adjusted net income, adjusted EBITDA and adjusted earnings per diluted share are non-GAAP measures. Reconciliations to the most directly comparable financial measures, calculated and presented in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), are provided in the attached supplemental schedules.

Notable Developments

The Company continues at a record pace for new program launches and contract awards related to recent product innovations. During the second quarter, the Company successfully launched 84 new customer programs, an increase of 75 percent compared to the second quarter of 2018. Also during the quarter, the Company received new contract awards related to product innovations, including both new and replacement business, totaling $171 million in annualized sales. These awards included the first production order for FlushSeal™ glass sealing technology on an all-new electric vehicle platform. In the first six months of the year, contract awards related to product innovations totaled $252 million in annualized sales. Net new business awards received during the second quarter and in the first six months of the year totaled $53 million and $129 million in annualized sales, respectively. Cooper Standard’s expanding portfolio of commercialized innovation products includes: MagAlloy™; ArmorHose™; ArmorHose™ TPV; LightHose; Gen III Posi-Lock; TP Microdense; Microdense EPDM; FlushSealTM glass sealing technology; and FortrexTM.

Subsequent to the end of the second quarter, Cooper Standard signed a new Fortrex™ technology agreement with a multinational industrial products manufacturer based in Asia. Under the agreement, the customer is expected to initially focus on developing three to four new product applications using Fortrex™ technology. The new agreement, which is the third the Company has signed this year, is further demonstration of the versatility of the FortrexTM chemistry platform and the diverse market applications that it can address.

Segment Results of Operations

Sales

	Three Months Ended June 30,			Variance Due To:
	2019	2018	Change	Volume / Mix*	Foreign Exchange	Acquisitions/Divestiture, net
	(dollar amounts in thousands)
Sales to external customers
North America	$404,863	$477,608	$(72,745)	$(39,189)	$(1,629)	$(31,927)
Europe	216,217	279,124	(62,907)	(28,740)	(13,686)	(20,481)
Asia Pacific	118,603	147,994	(29,391)	(36,146)	(8,061)	14,816
South America	25,123	23,536	1,587	3,817	(2,230)	—
Consolidated	$764,806	$928,262	$(163,456)	$(100,258)	$(25,606)	$(37,592)
* Net of customer price reductions

•	The impact of foreign currency exchange primarily relates to the Euro, Chinese Renminbi, Brazilian Real and the Canadian Dollar.

Adjusted EBITDA

	Three Months Ended June 30,			Variance Due To:
	2019	2018	Change	Volume / Mix*	Foreign Exchange	Cost (Increases) / Decreases	Acquisitions/Divestiture, net
	(dollar amounts in thousands)
Segment adjusted EBITDA
North America	$54,867	$82,672	$(27,805)	$(25,927)	$(583)	$2,286	$(3,581)
Europe	6,082	16,292	(10,210)	(11,611)	(1,185)	2,498	88
Asia Pacific	(1,586)	11,304	(12,890)	(17,096)	(1,452)	5,821	(163)
South America	(1,284)	(2,361)	1,077	1,298	206	(427)	—
Consolidated adjusted EBITDA	$58,079	$107,907	$(49,828)	$(53,336)	$(3,014)	$10,178	$(3,656)
* Net of customer price reductions

•	The impact of foreign currency exchange is primarily driven by the Chinese Renminbi, Euro, Canadian Dollar, Mexican Peso, Polish Zloty and Czech Koruna.

•	The Cost (Increases) / Decreases category above includes:

◦	The increase in commodity cost pressure, general inflation and tariffs;

◦	Launch related activity for engineering, prototypes and tooling; and

◦	Net operational efficiencies of $26.5 million primarily driven by our North America, Europe and Asia Pacific segments.

Liquidity and Cash Flow

At June 30, 2019, Cooper Standard had cash and cash equivalents totaling $310.8 million. Net cash used in operating activities in the second quarter 2019 was $7.1 million and free cash flow for the quarter (defined as net cash used in/provided by operating activities minus capital expenditures) was an outflow of $43.0 million.

In addition to cash and cash equivalents, the Company had $158.8 million available under its amended senior asset-based revolving credit facility (“ABL”), inclusive of outstanding letters of credit, for total liquidity of $469.6 million at June 30, 2019.

Total debt at June 30, 2019 was $792.2 million. Net debt (defined as total debt minus cash and cash equivalents) was $481.4 million. Cooper Standard’s net leverage ratio (defined as net debt divided by trailing 12 months adjusted EBITDA) at June 30, 2019 was 1.8 times.

On April 1, 2019, the Company completed the sale of its AVS business. The total sale price of the transaction was $265.5 million and the Company received $243.4 million in cash proceeds after adjusting for certain liabilities assumed by the purchaser. The estimated net cash proceeds after taxes and transaction-related expenses and fees are expected to be approximately $215 to $220 million.

In June 2018, the Company’s board of directors approved a common stock repurchase program authorizing the Company to repurchase, in aggregate, up to $150.0 million of its outstanding common stock. In May 2019, the

Company entered into an accelerated share repurchase (“ASR”) agreement in the amount of $30.0 million. The ASR is expected to be completed no later than the third quarter of 2019. As of June 30, 2019, approximately $98.7 million remained available under the 2018 board of directors repurchase authorization.

Outlook

Based on the results achieved in the first two quarters and the industry and economic outlook for the rest of the year, the Company has revised its guidance for the full year 2019 as summarized below:

	Previous Guidance (5/1/2019)	Current Guidance[1]
Sales	$3.2 - $3.4 billion	$3.0 - $3.2 billion
Adjusted EBITDA[2]	$300 - $340 million	$270 - $300 million
Capital Expenditures	$180 - $190 million	$175 - $185 million
Cash Restructuring	$15 - $25 million	$25 - $35 million
Effective Tax Rate	16% - 18%	21% - 25%
1 Guidance is representative of management's estimates and expectations as of the date it is published. Current guidance as presented in this press release is reflective of June 2019 IHS production forecasts for relevant light vehicle platforms and models, customer production schedules and other internal assumptions.
2 Adjusted EBITDA is a non-GAAP financial measure. The Company has not provided a reconciliation of projected adjusted EBITDA to projected net income because full-year net income will include special items that have not yet occurred and are difficult to predict with reasonable certainty prior to year-end. Due to this uncertainty, the Company cannot reconcile projected adjusted EBITDA to U.S. GAAP net income without unreasonable effort.

Conference Call Details

Cooper Standard management will host a conference call and webcast on August 2, 2019 at 9 a.m. ET to discuss its second quarter 2019 results, provide a general business update and respond to investor questions. A link to the live webcast of the call (listen only) and presentation materials will be available on Cooper Standard’s Investor Relations website at www.ir.cooperstandard.com/events.cfm.

To participate by phone, callers in the United States and Canada should dial toll-free (877) 374-4041. International callers should dial (253) 237-1156. Provide the conference ID 8455478 or ask to be connected to the Cooper Standard conference call. Representatives of the investment community will have the opportunity to ask questions after the presentation. Callers should dial in at least five minutes prior to the start of the call.

Individuals unable to participate during the live call may visit the investors’ portion of the Cooper Standard website (www.ir.cooperstandard.com) for a replay of the webcast.

About Cooper Standard

Cooper Standard, headquartered in Novi, Mich., is a leading global supplier of systems and components for the automotive industry. Products include sealing, fuel and brake delivery, and fluid transfer systems. Cooper Standard employs approximately 30,000 people globally and operates in 21 countries around the world. For more information, please visit www.cooperstandard.com.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of U.S. federal securities laws, and we intend that such forward-looking statements be subject to the safe harbor created thereby. Our use of words “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “believe,” “outlook,” “guidance,” “forecast,” or future or conditional verbs, such as “will,” “should,” “could,” “would,” or “may,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon our current expectations and various assumptions. Our expectations, beliefs, and projections are expressed in good faith and we believe there is a reasonable basis for them. However, we cannot assure you that these expectations, beliefs and projections will be achieved. Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements. Among other items, such factors may include: prolonged or material contractions in automotive sales and production volumes; our inability to realize sales represented by awarded business; escalating pricing pressures; loss of large customers or significant platforms; our ability to successfully compete in the automotive parts industry; availability and increasing volatility in costs of manufactured components and raw materials; disruption in our supply base; competitive threats and commercial risks associated with us entering new markets; possible variability of our working capital requirements; risks associated with our international operations, including changes in laws, regulations, and policies governing the terms of foreign trade such as increased trade restrictions and tariffs; foreign currency exchange rate fluctuations; our ability to control the operations of our joint ventures for our sole benefit; our substantial amount of indebtedness; our ability to obtain adequate financing sources in the future; operating and financial restrictions imposed on us under our debt instruments; the underfunding of our pension plans; significant changes in discount rates and the actual return on pension assets; effectiveness of continuous improvement programs and other cost savings plans; manufacturing facility closings or consolidation; our ability to execute new program launches; our ability to meet customers’ needs for new and improved products; the possibility that our acquisitions and divestitures may not be successful; product liability, warranty and recall claims brought against us; laws and regulations, including environmental, health and safety laws and regulations; legal proceedings, claims or investigations against us; work stoppages or other labor disruptions; the ability of our intellectual property to withstand legal challenges; cyber-attacks, other disruptions in or the inability to implement upgrades to, our information technology systems; the possible volatility of our annual effective tax rate; changes in our assumptions as a result of IRS issuing guidance on the Tax Cuts and Jobs Act; the possibility of future impairment charges to our goodwill and long-lived assets; our dependence on our subsidiaries for cash to satisfy our obligations; and other risks and uncertainties, including those detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

You should not place undue reliance on these forward-looking statements. Our forward-looking statements speak only as of the date of this press release and we undertake no obligation to publicly update or otherwise revise any forward-looking statement, whether as a result of new information, future events or otherwise, except where we are expressly required to do so by law.

This press release also contains estimates and other information that is based on industry publications, surveys and forecasts. This information involves a number of assumptions and limitations, and we have not independently verified the accuracy or completeness of the information.

CPS_F

Contact for Analysts:	Contact for Media:
Roger Hendriksen	Sharon Wenzl
Cooper Standard	Cooper Standard
(248) 596-6465	(248) 596-6211
roger.hendriksen@cooperstandard.com	sswenzl@cooperstandard.com

Financial statements and related notes follow:

COOPER-STANDARD HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollar amounts in thousands except per share and share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Sales	$764,806	$928,262	$1,644,844	$1,895,653
Cost of products sold	666,828	776,897	1,429,318	1,573,408
Gross profit	97,978	151,365	215,526	322,245
Selling, administration & engineering expenses	74,170	76,339	161,144	156,779
Gain on sale of business	(189,910)	—	(189,910)	—
Amortization of intangibles	5,148	3,399	8,923	6,805
Restructuring charges	5,927	10,013	23,642	17,138
Impairment charges	2,188	—	2,188	—
Operating profit	200,455	61,614	209,539	141,523
Interest expense, net of interest income	(11,575)	(9,973)	(23,507)	(19,773)
Equity in earnings of affiliates	1,891	1,248	4,249	2,935
Loss on refinancing and extinguishment of debt	—	—	—	(770)
Other expense, net	(1,781)	(557)	(2,577)	(2,276)
Income before income taxes	188,990	52,332	187,704	121,639
Income tax expense	44,239	9,130	46,570	21,021
Net income	144,751	43,202	141,134	100,618
Net loss (income) attributable to noncontrolling interests	545	(1,325)	702	(1,949)
Net income attributable to Cooper-Standard Holdings Inc.	$145,296	$41,877	$141,836	$98,669

Weighted average shares outstanding
Basic	17,312,359	18,000,579	17,423,162	17,996,058
Diluted	17,376,458	18,371,775	17,490,968	18,419,952

Earnings per share:
Basic	$8.39	$2.33	$8.14	$5.48
Diluted	$8.36	$2.28	$8.11	$5.36

COOPER-STANDARD HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollar amounts in thousands)
	June 30, 2019	December 31, 2018
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$310,779	$264,980
Accounts receivable, net	458,504	418,607
Tooling receivable	177,191	141,106
Inventories	184,435	175,572
Prepaid expenses	32,154	36,878
Other current assets	80,072	108,683
Assets held for sale	—	103,898
Total current assets	1,243,135	1,249,724
Property, plant and equipment, net	993,933	984,241
Operating lease right-of-use assets, net	94,646	—
Goodwill	142,151	143,681
Intangible assets, net	90,627	99,602
Other assets	140,342	145,855
Total assets	$2,704,834	$2,623,103

Liabilities and Equity
Current liabilities:
Debt payable within one year	$54,447	$101,323
Accounts payable	415,301	452,320
Payroll liabilities	120,396	92,604
Accrued liabilities	92,843	98,907
Current operating lease liabilities	25,730	—
Liabilities held for sale	—	71,195
Total current liabilities	708,717	816,349
Long-term debt	737,757	729,805
Pension benefits	134,644	138,771
Postretirement benefits other than pensions	47,868	40,901
Long-term operating lease liabilities	70,102	—
Other liabilities	46,594	37,775
Total liabilities	1,745,682	1,763,601
7% Cumulative participating convertible preferred stock	—	—
Equity:
Common stock	17	17
Additional paid-in capital	483,792	501,511
Retained earnings	701,647	576,025
Accumulated other comprehensive loss	(249,211)	(246,088)
Total Cooper-Standard Holdings Inc. equity	936,245	831,465
Noncontrolling interests	22,907	28,037
Total equity	959,152	859,502
Total liabilities and equity	$2,704,834	$2,623,103

COOPER-STANDARD HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Dollar amounts in thousands)

	Six Months Ended June 30,
	2019	2018
Operating Activities:
Net income	$141,134	$100,618
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	65,550	66,367
Amortization of intangibles	8,923	6,805
Gain on sale of business	(189,910)	—
Impairment charges	2,188	—
Share-based compensation expense	6,482	10,342
Equity in earnings of affiliates, net of dividends related to earnings	668	1,573
Loss on refinancing and extinguishment of debt	—	770
Deferred income taxes	19,117	1,420
Other	2,030	1,029
Changes in operating assets and liabilities	(65,148)	(90,613)
Net cash (used in) provided by operating activities	(8,966)	98,311
Investing activities:
Capital expenditures	(95,496)	(106,699)
Acquisition of businesses, net of cash acquired	(452)	(6,195)
Proceeds from sale of business	243,362	—
Proceeds from sale of fixed assets and other	2,099	(139)
Net cash provided by (used in) investing activities	149,513	(113,033)
Financing activities:
Principal payments on long-term debt	(2,067)	(2,062)
(Decrease) increase in short-term debt, net	(47,351)	224
Purchase of noncontrolling interests	(4,797)	(2,450)
Repurchase of common stock	(36,550)	(43,525)
Taxes withheld and paid on employees' share-based payment awards	(2,733)	(11,279)
Contribution from noncontrolling interest and other	2,277	(327)
Net cash used in financing activities	(91,221)	(59,419)
Effects of exchange rate changes on cash, cash equivalents and restricted cash	(2,882)	(865)
Changes in cash, cash equivalents and restricted cash	46,444	(75,006)
Cash, cash equivalents and restricted cash at beginning of period	267,399	518,461
Cash, cash equivalents and restricted cash at end of period	$313,843	$443,455

Reconciliation of cash, cash equivalents and restricted cash to the condensed consolidated balance sheet:
	Balance as of
	June 30, 2019	December 31, 2018
Cash and cash equivalents	$310,779	$264,980
Restricted cash included in other current assets	55	18
Restricted cash included in other assets	3,009	2,401
Total cash, cash equivalents and restricted cash shown in the statement of cash flows	$313,843	$267,399

Non-GAAP Measures
EBITDA, adjusted EBITDA, adjusted net income, adjusted earnings per share, net debt and free cash flow are measures not recognized under U.S. GAAP and which exclude certain non-cash and special items that may obscure trends and operating performance not indicative of the Company’s core financial activities. Management considers EBITDA, adjusted EBITDA, adjusted net income, adjusted earnings per share, net debt and free cash flow to be key indicators of the Company’s operating performance and believes that these and similar measures are widely used by investors, securities analysts and other interested parties in evaluating the Company’s performance. In addition, similar measures are utilized in the calculation of the financial covenants and ratios contained in the Company’s financing arrangements and management uses these measures for developing internal budgets and forecasting purposes. EBITDA is defined as net income adjusted to reflect income tax expense, interest expense net of interest income, depreciation and amortization, and adjusted EBITDA is defined as EBITDA further adjusted to reflect certain items that management does not consider to be reflective of the Company’s core operating performance. Adjusted net income is defined as net income adjusted to reflect certain items that management does not consider to be reflective of the Company’s core operating performance. Adjusted basic and diluted earnings per share is defined as adjusted net income divided by the weighted average number of basic and diluted shares, respectively, outstanding during the period. Net debt is defined as total debt minus cash and cash equivalents. Free cash flow is defined as net cash provided by operating activities minus capital expenditures and is useful to both management and investors in evaluating the Company’s ability to service and repay its debt.
When analyzing the Company’s operating performance, investors should use EBITDA, adjusted EBITDA, adjusted net income, adjusted earnings per share, net debt and free cash flow as supplements to, and not as alternatives for, net income, operating income, or any other performance measure derived in accordance with U.S. GAAP, and not as an alternative to cash flow from operating activities as a measure of the Company’s liquidity. EBITDA, adjusted EBITDA, adjusted net income, adjusted earnings per share, net debt and free cash flow have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company’s results of operations as reported under U.S. GAAP. Other companies may report EBITDA, adjusted EBITDA, adjusted net income, adjusted earnings per share, net debt and free cash flow differently and therefore the Company’s results may not be comparable to other similarly titled measures of other companies. In addition, in evaluating adjusted EBITDA and adjusted net income, it should be noted that in the future the Company may incur expenses similar to or in excess of the adjustments in the below presentation. This presentation of adjusted EBITDA and adjusted net income should not be construed as an inference that the Company’s future results will be unaffected by special items. Reconciliations of EBITDA, adjusted EBITDA, adjusted net income and free cash flow follow.

Reconciliation of Non-GAAP Measures

EBITDA and Adjusted EBITDA
(Unaudited)
(Dollar amounts in thousands)

The following table provides a reconciliation of EBITDA and adjusted EBITDA from net income:

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net income attributable to Cooper-Standard Holdings Inc.	$145,296	$41,877	$141,836	$98,669
Income tax expense	44,239	9,130	46,570	21,021
Interest expense, net of interest income	11,575	9,973	23,507	19,773
Depreciation and amortization	37,868	36,914	74,473	73,173
EBITDA	$238,978	$97,894	$286,386	$212,636
Gain on sale of business (1)	(189,910)	—	(189,910)	—
Restructuring charges	5,927	10,013	23,642	17,138
Impairment charges (2)	2,188	—	2,188	—
Project costs (3)	405	—	1,668	—
Lease termination costs (4)	491	—	491	—
Loss on refinancing and extinguishment of debt (5)	—	—	—	770
Adjusted EBITDA	$58,079	$107,907	$124,465	$230,544

Sales	$764,806	$928,262	$1,644,844	$1,895,653
Net income margin	19.0%	4.5%	8.6%	5.2%
Adjusted EBITDA margin	7.6%	11.6%	7.6%	12.2%

(1)	Gain on sale of AVS product line.

(2)	Non-cash impairment charges related to fixed assets.

(3)	Project costs recorded in selling, administration and engineering expense related to acquisitions and divestiture.

(4)	Lease termination costs no longer recorded as restructuring charges in accordance with ASC 842.

(5)	Loss on refinancing and extinguishment of debt related to the applicable amendment of the Term Loan Facility entered into during such period.

Adjusted Net Income and Adjusted Earnings Per Share
(Unaudited)
(Dollar amounts in thousands except per share and share amounts)

The following table provides a reconciliation of net income to adjusted net income and the respective earnings per share amounts:

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net income attributable to Cooper-Standard Holdings Inc.	$145,296	$41,877	$141,836	$98,669
Gain on sale of business (1)	(189,910)	—	(189,910)	—
Restructuring charges	5,927	10,013	23,642	17,138
Impairment charges (2)	2,188	—	2,188	—
Project costs (3)	405	—	1,668	—
Lease termination costs (4)	491	—	491	—
Loss on refinancing and extinguishment of debt (5)	—	—	—	770
Tax impact of adjusting items (6)	41,006	(1,595)	37,325	(2,496)
Adjusted net income	$5,403	$50,295	$17,240	$114,081

Weighted average shares outstanding:
Basic	17,312,359	18,000,579	17,423,162	17,996,058
Diluted	17,376,458	18,371,775	17,490,968	18,419,952

Earnings per share:
Basic	$8.39	$2.33	$8.14	$5.48
Diluted	$8.36	$2.28	$8.11	$5.36

Adjusted earnings per share:
Basic	$0.31	$2.79	$0.99	$6.34
Diluted	$0.31	$2.74	$0.99	$6.19

(1)	Gain on sale of AVS product line.

(2)	Non-cash impairment charges related to fixed assets.

(3)	Project costs recorded in selling, administration and engineering expense related to acquisitions and divestiture.

(4)	Lease termination costs no longer recorded as restructuring charges in accordance with ASC 842.

(5)	Loss on refinancing and extinguishment of debt related to the applicable amendment of the Term Loan Facility entered into during such period.

(6)
Represents the elimination of the income tax impact of the above adjustments by calculating the income tax impact of these adjusting items using the appropriate tax rate for the jurisdiction where the charges were incurred.

Free Cash Flow
(Unaudited)
(Dollar amounts in thousands)
The following table defines free cash flow:

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net cash (used in) provided by operating activities	$(7,118)	$108,867	$(8,966)	$98,311
Capital expenditures	(35,863)	(38,841)	(95,496)	(106,699)
Free cash flow	$(42,981)	$70,026	$(104,462)	$(8,388)